Exhibit 99.1

Extraction Oil & Gas, Inc. Announces Expiration and Results of Tender Offer for Any and All of its 7.875% Senior Unsecured Notes Due 2021
DENVER, January 25, 2018 (GLOBE NEWSWIRE) - Extraction Oil & Gas, Inc. (NASDAQ: XOG) (“Extraction”) announced today the expiration and results of its cash tender offer with respect to its outstanding $550 million in aggregate principal amount of 7.875% senior unsecured notes due 2021 (the “Notes”).

The tender offer expired at 5:00 P.M., New York City Time, on January 24, 2018 (the “Expiration Time”). As of the Expiration Time, $500,574,000 in aggregate principal amount, or 91.0%, of the Notes were validly tendered and not validly withdrawn, which excludes $5,165,000 aggregate principal amount of the Notes that remain subject to guaranteed delivery procedures. Extraction expects to accept for payment all such Notes validly tendered and not validly withdrawn in the tender offer as of the Expiration Time and expects to make payment for such Notes later today, subject to Extraction’s successful completion of its previously announced debt financing transaction that is also expected to close today (the “Financing Condition”). Extraction also expects to accept for payment all Notes that remain subject to guaranteed delivery procedures and to make payment for such Notes on January 29, 2018. Concurrently with the launch of the tender offer, Extraction exercised its right to optionally redeem any Notes not validly tendered and purchased in the tender offer, pursuant to the terms of the Indenture relating to the Notes, conditioned upon and subject to satisfaction of the Financing Condition.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities. Holders of the Notes and investors may obtain a free copy of the offer to purchase, letter of transmittal and notice of guaranteed delivery from the information agent for the tender offer, D.F. King & Co., Inc., by telephone at (800) 331-5963 (toll-free) or (212) 269-5550 (for banks and brokers only), or via the following web address: www.dfking.com/extraction.

Persons with questions regarding the tender offer should contact the dealer manager for the tender offer, Credit Suisse Securities (USA) LLC, by telephone at (800) 820-1653 (U.S. toll free) or (212) 538-2417 (call collect).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Extraction expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Extraction based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Extraction undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

About Extraction Oil & Gas, Inc.
Denver-based Extraction Oil & Gas, Inc is an independent energy exploration and development company focused on exploring, developing and producing crude oil, natural gas and NGLs primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado.
Investor Contact: Louis Baltimore, ir@extractionog.com, 720-974-7773